March 17, 2015	EXHIBIT 10.1

Mr. Scott Madson

Re: Offer of Employment

Dear Scott:

On behalf of Urologix, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. In this position, you would also serve as Urologix’ principal financial officer and principal accounting officer as those terms are defined under the rules of the Securities and Exchange Commission. We would like you to begin serving in this role on April 1, 2015.

This is a full-time position and you will be expected to devote all of your working time and ability to the performance of your duties. Any outside business activities will require prior authorization by the Chief Executive Officer. You will report to the Company’s Chief Executive Officer.

You will be paid a base annual salary of $150,000 (less taxes and applicable withholdings) according to the Company’s normal payroll practices and policies. The statement of annual salary does not imply a guarantee of employment for any specific length of time. If your employment terminates, you will be paid a prorated amount through your actual last day of employment.

In fiscal year 2015 (ending June 30, 2015), your target bonus will be $20,000, with the exact amount determined by achievement as determined by the Urologix Compensation Committee of MBOs approved by the Compensation Committee. In fiscal year 2016 (which begins July 1, 2015), you will be eligible for a cash bonus of 30% of your base salary at the target level based on achievement of specific performance goals to be determined by the Urologix Compensation Committee under a fiscal year 2016 incentive plan adopted by the Compensation Committee. The performance goals and targeted amounts of the performance goals will be based upon a Board-approved fiscal year 2016 plan. As an executive officer of Urologix, Urologix is willing to enter into an agreement with you (“Change in Control Agreement”), a copy of which is attached to this letter. Your employment is “at will” and may be terminated by you or Urologix at any time for any reason, subject to the benefits of the Change in Control Agreement.

I am also pleased to inform you that as part of your employment offer, you will be granted on the first day of your employment an incentive stock option to purchase 150,000 shares of the Company’s common stock at an exercise price determined by the closing market price of the stock on the date of grant. These options shall vest as follows: 25% of the shares shall vest on the first anniversary of the grant date; and thereafter 1/36th of the shares underlying the option will vest on the monthly anniversary of the date of grant for each of the next 36 months. The stock option grant will be evidenced by an agreement and will be subject in all respects to the terms and conditions of the Urologix, Inc. 2012 Stock Incentive Plan.

4405 NORTH 21st AVENUE, MINNEAPOLIS, MN 55447-2000 Phone • 763.475.1400 Fax • 763.475.1443 Toll Free • 800.475.1403 www.urologix.com

You will be eligible for the full range of Company benefits. Urologix offers medical, dental, life, flexible spending account, 401(k), AD&D, short-term and long-term disability coverage. The costs of benefits will vary depending upon the coverage you elect. You will be eligible to participate in our medical and dental, life, AD&D, short-term and long-term disability and flexible spending programs on the first of the month following your date of employment. You will be eligible to participate in our 401(k) program following an initial 90-day waiting period. If you have any questions on benefits, please feel free to contact Greg Fluet. You will be entitled to accrue up to 160 hours of vacation annually.

All necessary and reasonable business travel expenses you incur will be reimbursed in accordance with the Urologix Business Travel Policy.

As a condition of your employment and for purposes of federal immigration law, you are required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. In order to ensure timely processing of your paycheck, such documentation must be provided to us within three business days of your date of employment.

You will also be required to sign a Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition (copy attached) as a condition of your employment. This letter, along with the foregoing agreement relating to proprietary rights, confidentiality and non-competition and the Change in Control Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements between us, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer and by you.

This offer of employment will expire March 18, 2015, if not formally accepted. If the provisions of this offer are acceptable to you, please sign one copy of this offer letter and return it to me at your earliest convenience (along with a signed copy of the Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition and the Change in Control Agreement). The second original copy is for your personal files.

In the meantime, please feel free to contact me if you have any questions.

Sincerely,

/s/ Gregory J. Fluet

Gregory J. Fluet Chief Executive Officer

14405 NORTH 21st AVENUE, MINNEAPOLIS, MN 55447-2000 Phone • 763.475.1400 Fax • 763.475.1443 Toll Free • 800.475.1403 www.urologix.com

I have read and understand the terms of this offer of employment by Urologix, Inc. I accept the offer of employment by Urologix, Inc. and agree to be bound by these terms of employment.

/s/ Scott Madson
Scott Madson

Dated: March 17, 2015

14405 NORTH 21st AVENUE, MINNEAPOLIS, MN 55447-2000 Phone • 763.475.1400 Fax • 763.475.1443 Toll Free • 800.475.1403 www.urologix.com